Luxfer Declares Quarterly Dividend and Announces Date of First Quarter Earnings Release
Quarterly interim dividend of 12. 5 cents per ordinary share, to be payable on May 1, 2019 to shareholders of record at close of business on April 12, 2019
Luxfer to report 2019 first quarter results on May 1 and host conference call on May 2
MANCHESTER, England--(BUSINESS WIRE)--Luxfer Holdings PLC (NYSE:LXFR), a global manufacturer of highly-engineered industrial materials (the “Company”), today announced that its Board of Directors declared an interim dividend of 12.5 cents per ordinary share.
The dividend will be payable on May 1, 2019 to shareholders of record at close of business on April 12, 2019.
All holders of NYSE-listed ordinary shares will be paid in U.S. dollars through the Company’s dividend disbursing agent.
For holders of ordinary shares not directly listed on the NYSE, the dividend will be paid directly by the Company. Payment will be made in U.S. dollars, but holders of ordinary shares can elect to receive their dividend payment in respect of those ordinary shares in pounds sterling. If a holder of ordinary shares has previously requested and received a dividend payment in pounds sterling, they will receive this dividend payable on May 1, 2019 in pounds sterling, unless an election in writing to change the currency of payment is received by the Company Secretary by April 11, 2019. Holders of ordinary shares electing to receive their dividend in pounds sterling will have the U.S. dollar amount converted to pounds sterling at the spot rate reported in the Financial Times for the record date.
The Company also announced that it will release financial results for the first-quarter of 2019 after the market closes on Wednesday, May 1, 2019. Luxfer has scheduled a conference call at 8:30 a.m. U.S. Eastern Daylight Time on Thursday, May 2, 2019, on which management will provide a review of the Company’s first-quarter results.
The Luxfer quarterly report on Form 10-Q for the first quarter will be available online prior to the call at www.luxfer.com and on the U.S. Securities and Exchange Commission website at www.sec.gov.
U.S. participants may access the conference call by telephoning 877-341-8545. U.K. participants may call 08000288438. Participants from other countries may call +1-908-982-4601. The participant conference ID code is 9934736.
Please begin the call-in procedure at least 15 minutes before the conference call starts. The call is expected to last approximately an hour.
Use the following link to access slides related to the conference call:
https://event.webcasts.com/starthere.jsp?ei=1239274&tp_key=1d4e97cae4
A recording of the conference call will be available for replay two hours after the completion of the call and will remain accessible until the next quarterly report is released. To hear the recording, call 800-585-8367 in the U.S., 08009172646 in the U.K. and +1-404-537-3406 in other countries. Enter conference ID code 9934736 when prompted. Slides used in the presentation and a recording of the call will also be available in the investor relations section of the Luxfer website at www.luxfer.com.

About Luxfer Holdings PLC (“Luxfer”)

Luxfer is a global manufacturer of highly-engineered industrial materials, which focuses on value creation by using its broad array of technical knowhow and proprietary technologies. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, healthcare, transportation, and general industrial settings. For more information, visit www.luxfer.com.

Luxfer is listed on the New York Stock Exchange and its ordinary shares trade under the symbol LXFR.

Contacts
Luxfer Holdings, PLC
Douglas A. Fox - Director, Investor Relations
Cassandra Stanford - Communications Specialist
+1 414 269 5319
Investor.relations@luxfer.com